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                                   SCHEDULE 14A
                             SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                        THE SECURITIES EXCHANGE ACT OF 1934

                                 ----------------

  Filed by the Registrant [x]

  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

  [ ] Preliminary Proxy Statement
  [ ] Definitive Proxy Statement
  [x] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ----------------

                           SANTA FE PACIFIC CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           SANTA FE PACIFIC CORPORATION
                    (NAME OF PERSON(S) FILING PROXY STATEMENT)

                                 ----------------

  Payment of Filing Fee (Check the appropriate box):(/1/)

  [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
    2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
    4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

 (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

 (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ratio of 0.27).

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ..........
     2) Form, Schedule or Registration
        Statement No.: ...................
     3) Filing Party: ....................
     3) Date Filed: ......................

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

                                [SANTA FE LOGO]

                         SANTA FE PACIFIC CORPORATION
                              1700 East Golf Road
                        Schaumburg, Illinois 60173-5860


                    SPECIAL SHAREHOLDER MEETING NOVEMBER 18

                               PLEASE VOTE TODAY


                                                               November 3, 1994
Dear Shareholder:

   The merger of Burlington Northern and Santa Fe is clearly the right strategic move for Santa Fe shareholders for the following reasons:

Growing Shareholder Value

   Santa Fe shareholders will receive 0.34 shares of Burlington Northern common stock for each share of Santa Fe common stock--a 26% increase over the previous exchange ratio. The merger is expected to produce annual increases in operating income of $560 million when revenue increases of over $300 million and cost savings of over $450 million are realized. Assuming current dividend policies, annual dividends per equivalent Santa Fe share would quadruple to $0.41 from $0.10.

ICC Approval Likely for Burlington Northern-Santa Fe

   The Burlington Northern-Santa Fe merger is an end-to-end combination of rail systems with little overlap and would connect West Coast ports, Canada, Mexico, the Gulf Coast and major Midwestern and Southeastern gateways. As a result, it is pro-competitive and offers many benefits to shippers. Our Interstate Commerce Commission (ICC) filing contains letters of support from more than 450 shippers such as American Honda Motor Company, ConAgra, Coors Brewing Company, Ford Motor Company, General Motors, J.B. Hunt Transport, Nestle, and Phelps Dodge Corporation. Your Board and many rail analysts believe that ICC approval of the Burlington Northern-Santa Fe combination is likely.


               VOTE FOR THE BURLINGTON NORTHERN-SANTA FE MERGER
                    ---
                 SIGN, DATE AND MAIL YOUR WHITE PROXY PROMPTLY

                        UNION PACIFIC WANTS TO DESTROY
                           A MERGER, NOT CREATE ONE

   Union Pacific wants you to believe regulatory authorities will permit Union Pacific, already the dominant western railroad, to combine with Santa Fe, its strongest competitor on many transcontinental routes. Don't be misled. The Union Pacific and Santa Fe rail systems are substantially parallel, with over 5,000 miles of overlapping track. We believe the Union Pacific proposal is unlikely to be approved by the ICC because it would reduce choice and competition for shippers throughout the Western United States. Even Union Pacific's hand-picked experts are unable to give an opinion that ICC approval of the Union Pacific proposal is likely. Without ICC approval, Union Pacific's proposal to acquire Santa Fe, no matter what the price, is worth exactly zero.

   How can Union Pacific expect you to place any confidence in its bid, when it admits in its own proxy statement:

               "the issue of ICC approval presents a significant risk to consummating the Union Pacific Proposal."

   Union Pacific is suggesting that your Board has not given its proposal adequate consideration. Nothing could be further from the truth. We have repeatedly told Union Pacific that if it were to make a proposal at a fair price and with an adequate provision for a voting trust that would substantially eliminate the regulatory risk for Santa Fe shareholders, your Board would consider that proposal in light of its fiduciary duties. To date, Union Pacific has refused.

   We believe Union Pacific is only seeking to further its own interests by blocking the Burlington Northern-Santa Fe merger to prevent the creation of a formidable competitor. Union Pacific has no obligation to look out for your interests and is free to pursue its own agenda by any means available. Remember, Union Pacific has made no commitments to you. If Union Pacific derails the Burlington Northern-Santa Fe merger, Union Pacific can abandon Santa Fe shareholders and walk away from its proposal, depriving you of the benefit of any merger. Don't risk your investment in Santa Fe on Union Pacific's empty promises.

   Vote FOR the Burlington Northern-Santa Fe merger by signing, dating and mailing the enclosed WHITE proxy today.

                                            Sincerely,

                                            /s/ ROBERT D. KREBS
                                            -------------------------
                                            ROBERT D. KREBS
                                            Chairman, President and
                                              Chief Executive Officer

                        BURLINGTON NORTHERN + SANTA FE
                        ------------------------------

                           One Powerful Combination

                        But Don't Take Our Word For It!
                                       ---
                     Read What The Experts Are Saying ...


                          ... About The BN/SF Merger:


               "I would put the likelihood of (ICC) approval for
                         BN-Santa Fe at 100 percent."

                       Beth Fusco, Salomon Brothers Inc.
                            Traffic World 10/17/94


                 "Everybody knows that Burlington Northern and
             Santa Fe are a better fit because they complement one
                 another, rather than duplicate one another."

                      Clay Hoes, Kemper Securities, Inc.
                            Chicago Tribune 10/7/94


             "It would create a company with far and away the best
              ability to move crop from the nation's wheat belt."

   Tom Tunnell, Executive Vice President, Kansas Grain and Feed Association
                         Hutchinson Kansas News 7/7/94


             "The combined BN-Santa Fe rail systems will allow the
           railroads to gain efficiencies and take unnecessary costs
                      out of the transportation system."

               Thomas G. Pavlini, Vice President-General Manager
        Containerboard and Paper Division, Stone Container Corporation
                                   10/31/94


                 "The BN-Santa Fe merger enhances competition
             and is clearly in the public interest. A UP-Santa Fe
                   merger is anti-competitive on its face."

                Darius W. Gaskins, Jr., Former ICC Chairman and
                    Former Burlington Northern Railroad CEO
                                   10/31/94



                    ... About UP's Hostile Merger Proposal:

          "I think that Union Pacific on its own would have to grant so many concessions to Burlington Northern and Southern Pacific in regard to trackage rights that UP would lose some of its monopoly powers in some of its markets."

                      James Valentine, Smith Barney Inc.
                          Dallas Morning News 10/7/94


                "There's no way on God's green Earth that they
            (Union Pacific) can expect to get this deal through ...
           It's pretty clear this is a defensive maneuver to see if
                          they could cause problems."

                   Scott Flower, Kidder, Peabody & Co. Inc.
                          Los Angeles Times 10/17/94


              "A Union Pacific-Santa Fe merger could not, by any
            stretch of the imagination, be portrayed as an end-to-
             end merger. It is a merger of overlapping carriers."

                   Fritz R. Kahn, Former ICC General Counsel
                            Traffic World 10/17/94


               "We continue to see no reason to change our mind about the high risk of ICC rejection and/or significant interference of a
                 UNP/SFX combination after lengthy review..."

                       Anthony Hatch, Paine Webber, Inc.
                                   10/31/94


      "I still believe that UP doesn't have a viable offer on the table."

                   Susan Chapman, Forbes, Walsh, Kelly & Co.
                                   10/31/94

- --------------------------------------------------------------------------------

                                   IMPORTANT

   Please make sure your latest dated proxy is a WHITE card voting FOR the Burlington Northern-Santa Fe merger.

   A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

   If you have any questions or need assistance voting your Santa Fe shares, please call either of our proxy solicitors:

     D.F. KING & CO., INC.              [LOGO OF MACKENZIE PARTNERS, INC.]
     1-800-697-6974 (Toll-Free)         1-800-322-2885 (Toll-Free)

- --------------------------------------------------------------------------------

                        SUPPLEMENTAL PROXY INFORMATION

   The following items supplement the information disclosed in the Original Joint Proxy Statement/Prospectus dated October 12, 1994 and the Supplemental Joint Proxy Statement/Prospectus dated October 28, 1994:

   As a result of Union Pacific's hostile proxy solicitation, the aggregate anticipated fees of D.F. King & Co., Inc. and MacKenzie Partners, Inc. for their assistance in soliciting proxies on behalf of Santa Fe Pacific has increased to up to $600,000 plus reasonable out-of-pocket expenses. The costs of the solicitation are being borne by Santa Fe Pacific.

   The disclosure regarding the Goldman, Sachs & Co. pro forma merger analysis on page 31 of the Original Joint Proxy Statement/Prospectus dated October 12, 1994 and on page 14 of the Supplemental Joint Proxy Statement/Prospectus dated October 28, 1994 did not state that the amounts of earnings per share accretion in the Goldman, Sachs & Co. pro forma merger analysis excluded certain post-merger non-recurring expenses of approximately $350 million. See "Other Matters--Additional Financial Considerations" in the Original Joint Proxy Statement/Prospectus dated October 12, 1994.

                                      LOGO
Burlington deal will put us on right track, Santa Fe chief says

BY STANLEY ZIEMBA
Tribune Staff Writer

 Schaumburg-based Santa Fe Pacific Corp., the nation's seventh-largest rail-road, is seeking to merge with Burlington Northern Inc., the nation's second-largest rail system. The merger, if approved by the shareholders of both compa-nies and the Interstate Commerce Commission, would create the nation's largest railroad.
 However, Union Pacific Corp., currently the nation's largest railroad, is seeking to derail the merger. The Union Pacific also has made a bid for Santa
Fe and is urging Santa Fe shareholders to vote against the proposed Burlington Northern-Santa Fe merger to force Santa Fe to negotiate a buyout with Union Pa-cific.
 Santa Fe officials have rejected Union Pacific's overtures, contending Union Pacific is merely trying to break up its planned marriage to Burlington North-ern so it wouldn't have to compete against the rail giant created by the union.
 On Thursday, Burlington Northern appeared to thwart Union Pacific's bid by in-creasing the offer it originally made for Santa Fe in June. Burlington's new bid, valued at about $3.5 billion, is about the same as Union Pacific's offer. It could very well persuade the majority of Santa Fe's shareholders to vote in favor of a Burlington-Santa Fe merger.
 Last week, Robert D. Krebs, Santa Fe's chairman, president and chief executive officer since 1989, discussed his company's courtship with Burlington and Union Pacific's hostile take-over effort. Krebs, 52, would become president and CEO of a merged Burlington-Santa Fe railroad. Following is an edited version of the interview with Krebs.
 Q--WHY DOES SANTA FE WANT TO MERGE WITH BURLINGTON NORTHERN?
 A--The reason we want to merge is to provide better service to our customers. Ever since the railroad industry was deregulated, service has become the most important factor in our success. Santa Fe is the 7th-largest railroad in the United States, 4th-largest in the West, and we just don't have a large enough product to really be a leader in our industry. Our coverage, as good as it is, [Santa Fe operates in the Midwest, the Southwest and California] doesn't in-clude the Pacific Northwest and Southeast, and that's a real deficiency.
 Q--DID SANTA FE OR BURLINGTON NORTHERN INITIATE MERGER TALKS?
 A--Strangely enough, I don't know if Burlington brought up the idea first or we did. I do know this: that Santa Fe had been studying a merger or combination in the West for three years. So, from that standpoint, the idea of a merger certainly was no spur-of-the-moment decision brought about by somebody's sug-gestion.
 Q--WHY DID YOU CHOOSE BURLINGTON NORTHERN AS A PROSPECTIVE PARTNER INSTEAD OF ANY OF THE OTHER MAJOR RAILROADS THAT OPERATE WEST OF THE MISSISSIPPI RIVER?
 A--During our three-year period of study, we looked at all of the major rail-roads in the United States. After some initial exploration, we found that the Eastern railroads weren't interested at this time in merging and thereby creat-ing a transcontinental railroad. That led us to look to the railroads in the West. We had conversations with the Southern Pacific for quite a period of time before talking to the Burlington Northern. The Burlington, however, was always our first choice, and once we finished our talks with the Southern Pacific and took a close look at the Burlington, we decided that it was the best merger partner for us.
                                                               continued . . . .

 Q--DIDN'T YOU CONSIDER THE UNION PACIFIC AS A MERGER PARTNER?
 A--The Union Pacific is the strongest railroad in the West. They have a very enviable position. It is a very well-run railroad. But throughout the three years we investigated the idea of a merger, we felt all along that a merger with them would never be approved by the Interstate Commerce Commission because of the anti-competitive aspects of such a merger. So, that really left just the Burlington.
 Q--WHY DOES THE UNION PACIFIC WANT TO DERAIL YOUR PLANNED MERGER WITH BURLING-TON NORTHERN?
 A--I don't know. However, its bid [Union Pacific's unsolicited Oct. 5 bid for Santa Fe] was surprising, to say the least, in view of the fact I was informed by Drew Lewis [Union Pacific's chairman] in June that the Union Pacific would not oppose a merger of Burlington and Santa Fe. In fact, Union Pacific told me they would welcome such a merger. Their decision to make a unsubstantiated of-fer was a 180-degree turnaround.
 Q--YOU MUST HAVE SOME INSIGHT INTO WHY UNION PACIFIC WANTS TO EITHER BUY THE SANTA FE OR TORPEDO YOUR PROPOSED MERGER WITH BURLINGTON NORTHERN. COULD IT BE THAT THEY'RE AFRAID OF THE STIFF COMPETITION THEY'RE LIKELY TO GET FROM A COM-BINED BURLINGTON-SANTA FE RAILROAD?
 A--I think they're concerned that a combined Burlington Northern-Santa Fe railroad would turn out to be a very strong competitor. In addition, there cer-tainly are routes that the Santa Fe has that the Union Pacific desires. Perhaps they figured that by making a bid for us one of two things might happen: that there might be a chance, ever so slight, of taking us over and getting those routes they want, or that they will succeed in derailing our merger with Bur-lington Northern and, thereby, cause a potentially strong competitor to go away. They're really in a no-lose situation with their bid.
 Q--NOW THAT BURLINGTON NORTHERN HAS INCREASED ITS OFFER FOR SANTA FE, MATCHING UNION PACIFIC'S BID, DO YOU THINK THOSE SANTA FE STOCKHOLDERS WHO WERE THREAT-ENING TO VOTE AGAINST THE MERGER WITH BURLINGTON NORTHERN ARE NOW SATISFIED AND LIKELY TO BACK THE DEAL?
 A--I don't want to put words in the mouths of our shareholders--they're all going to vote on Nov. 18 and decide for themselves, but I think they're pleased. As a shareholder myself, I think the offer we now have from Burlington is very good. It's a fair price.
 Q--WHAT HAPPENS IF SANTA FE'S SHAREHOLDERS, FOR WHATEVER REASON, VOTE AGAINST THE BURLINGTON NORTHERN-SANTA FE MERGER?
 A--That's my biggest fear because if for some reason they do turn it down, they will lose the chance of propelling their company into the forefront of the railroad industry. And, if they do turn it down they're going to lose the op-portunity to come out of the deal very good financially. A rejection of a Bur-lington-Santa Fe merger would leave Santa Fe high and dry. While the rest of the industry consolidates, Santa Fe would end up without a partner and, as a result, we could be crushed by the larger, combined [rail] systems that inevi-tably are going to emerge in the years ahead.
 Q--HOW WILL SANTA FE'S WORKERS BE AFFECTED BY A MERGER WITH BURLINGTON NORTH-
ERN?
 A--Because there will be some overlapping of clerical and staff jobs, we esti-mate that there will have to be a reduction of about 2,800 people out of a to-tal, combined work force of 47,000. What we're talking about then is about a 6 percent work force reduction. The reductions will occur across the system. But it will be a couple of years before any of the reductions take place if, in fact, there are reductions since both railroads are likely to grow while the ICC reviews our merger application. When you consider the size and magnitude of this merger, the impact on employees is remarkably small.
 Q--IF YOU AREN'T GOING TO SAVE MUCH MONEY REDUCING THE WORK FORCE, JUST HOW ARE YOU AND BURLINGTON NORTHERN GOING TO REALIZE SAVINGS BY MERGING?
 A--The savings will come from all different areas. They'll come from running our trains shorter distances, for example. For instance, between here and Hous-ton, the Burlington line is 80 miles shorter than ours. So we'll put the Hous-ton-bound trains from both railroads onto the Burlington Northern tracks. We figure we can save 4 million gallons of locomotive fuel every year by doing that. That translates into 15 million bucks a year in savings. We figure we can save another $12 million a year by making joint purchases of materials and sup-plies. We estimate that we'll also save on maintenance costs and we'll save millions by operating our trains more efficiently since we won't have to switch freight cars from one carrier to another at points where Burlington and Santa Fe's tracks meet. The total savings that we anticipate from merging our opera-tions is about $450 million a year. We also estimate we'll get another $107 million a year in income from the new business we'll generate as a result of the merger.
 Q--WHY IS THERE SUCH A MERGER FRENZY GOING ON IN THE RAILROAD INDUSTRY TODAY? A--Because if we're going to continue to grow, improve customer service, and take more market share from the trucking industry, we've got to bring an end to the Balkanized railroad system we have in this country today.
 Q--WE ONLY HAVE ABOUT 12 MAJOR CARRIERS LEFT. ARE YOU SAYING THAT WE SHOULD HAVE EVEN FEWER THAN THAT?
 A--Absolutely. I understand there has to be competition. I want competition. It's good for our customers and, ultimately, it's good for our employees and shareholders as well, because it makes us run a better operation. But to better compete in a global economy, we've got to have railroads that can operate seam-lessly from one end of the country to the other.